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                          NOTE MODIFICATION AGREEMENT

        THIS AGREEMENT dated July 23, 1996 made among STARRETT CORPORATION ("Starrett"), HRH CONSTRUCTION CORPORATION ("HRH") and GRENADIER REALTY CORP. ("Grenadier"), all having an address at 909 Third Avenue, New York, New York 10022 (collectively, the "Borrower") and THE CHASE MANHATTAN BANK, CHEMICAL BANK, a New York banking corporation, having an office at 380 Madison Avenue, New York, New York 10017 (the "Lender").

                              W I T N E S S E T H

        WHEREAS, the Lender extended to the Borrower a loan in the principal amount of $3,000,000 on November 28, 1995 (the "Loan"); and

        WHEREAS, the Loan is evidenced by a certain note dated November 28, 1995, as modified by letter agreement dated December 7, 1995 (collectively, the "Note"); and

        WHEREAS, the Borrower and the Lender have agreed to modify certain provisions of the Note including the Maturity Date thereof

        NOW, THEREFORE, in order to restate the terms of the Note, the parties hereto agree for themselves, their successors and assigns as follows:

        1. The Borrower acknowledges, covenants, warrants, represents and agrees that:

                (i) it is indebted under the Note and that there is currently outstanding thereunder the principal sum of $2,625,000.00;

                (ii) no material adverse change has occurred in its financial status since the making of the Loan;

                (iii) there are no judgments against the Borrower in any courts of the United States and there is no litigation, active, pending or threatened, against the Borrower which might adversely affect the Borrower's ability to pay when due any amounts which may become payable in respect of the Loan;

                (iv) no default, nor event which with notice and/or passage of time would constitute a default, has occurred and is continuing under the Note or any of the other instruments executed and delivered to evidence and/or secure the Loan (collectively, the "Loan Documents") or under any other note, loan or security agreement to which the Borrower is a party;

                (v) there are no offsets, defenses or counterclaims to the Borrower's obligations under the Loan and the Loan Documents; and


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                (vi)    the Borrower has not entered into any agreements with
        creditors that expressly or otherwise prohibit the Borrower from entering into any extension or modification of the Loan or any Loan Document in connection therewith.

        2. In order to amend the terms of the Note, the parties hereto agree that the Note is hereby amended as follows:

                (a) The definition of "Final Maturity Date" is changed from November 13, 1996 to July 15, 1997.

                (b) The definition of "Letter of Credit Maturity Date" is changed from May 12, 1997 to January 15, 1998.

                (c) Borrower agrees to reduce the principal amount outstanding under the loan to $-0- for at least one period of thirty(30) consecutive days during any given twelve month period.

                (d) Upon the making of any Loan pursuant to the Note and along with delivery of the financial statements required to be delivered in accordance with the terms of the Note, Lender shall receive a certificate executed by the Chief Financial Officer of Starrett, HRH or Grenadier, as the case may be, that no material adverse change has occurred in their respective financial conditions, that there is no material pending litigation against Starrett, HRH, Grenadier or any other subsidiary of any of them, that Starrett, HRH and Grenadier are in compliance with all of their covenants hereunder, that all representations and warranties made by any of them continue to be true and correct as of the date of such certificate and that no events of default have occurred hereunder or under any document evidencing or relating to any other indebtedness of any of them.

        3.      It shall be an Event of Default under the Note if:

                (a) any person or entity shall become the beneficial owner of more than 30% of the outstanding voting stock of Starrett other than any such individual or entity that owns such voting stock as of the date hereof;

                (b) Starrett shall merge into or with any other entity in whatever manner;

                (c) Any entity constituting Borrower shall declare dividends in excess (on an annual basis) of the lesser of (a) 50% of the net income after taxes of the entity declaring such dividends; or (b) an amount equal to the prior year's dividend amount of such entity increased by the percentage growth in such entity's ordinary net income, in neither instance taking into account dividends payable to any of the entities constituting Borrower.

                (d) The consolidated stockholders' equity of Starrett shall fall below $52,00,000.

                (e) Levitt shall enter into any loan covenants with any lender regarding Levitt's ability to declare and pay cash dividends to Starrett which would reduce any such permitted dividends below the lesser of 25% of Levitt's consolidated net income or $1,500,000.

        4. The Borrower's obligations under this Agreement and the other Loan Documents are absolute and unconditional and are valid irrespective of any other agreement or circumstance which might otherwise constitute a defense to the obligations under this Agreement or the other Loan Documents or to the obligations of others related


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to it. This Agreement sets forth the entire understanding of the parties with respect to all modifications of the Loan which have occurred since December 7, 1995.

        5. Except as specifically amended herein, all of the terms, covenants, conditions and stipulations contained in the Note and all of the other Loan Documents are hereby ratified and confirmed in all respects, shall continue to apply with full force and effect.

        6. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        7. This Agreement is and shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York.

        8. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        9. Nothing in this Agreement or any other Loan Document is intended to or shall be deemed to create any rights or obligations of partnership, joint venture, or similar association among the parties hereto.

        10. If any term, covenant, provision or condition of this Agreement or any of the other Loan Documents shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant, provision or condition.

        11. The parties hereto hereby irrevocably and unconditionally waive any and all rights to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise related to this Agreement, the Note, and every other Loan Document heretofore, now or hereafter executed and/or delivered in connection therewith, the Loan and all other obligations of the Borrower related thereto or in any way related to this transaction.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STARRETT CORPORATION

By ____________________________

HRH CONSTRUCTION
CORPORATION

By ____________________________

GRENADIER REALTY CORP.

By ____________________________

THE CHASE MANHATTAN BANK

By _____________________________
          Vice President



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